Exhibit 10.1

Two Folsom Street
San Francisco, CA 94105

July 21, 2023

Richard Dickson

Dear Richard:

This letter sets forth our offer to you as President and Chief Executive Officer, Gap Inc. (the “Company” or “Gap Inc.”). This is an in-office San Francisco based position (independent of the timing of the relocation of your primary residence from Southern California to the San Francisco Bay Area), subject to (i) travel as reasonably necessary to fulfill your duties and responsibilities and (ii) the Company’s remote work policies as in effect from time to time. You will report directly to the Company’s Board of Directors (the “Board”) and be given such duties, authorities and responsibilities commensurate with that of chief executive officers of public companies of comparable size and such other duties, responsibilities and authorities, not inconsistent with your position, assigned to you by the Board. All employees of the Company shall report to you or your designee.

Salary. Your annual base salary will initially be $1,400,000, payable every two weeks, subject to applicable tax withholding. You are scheduled to receive a compensation review in March 2024 by the Board’s Compensation and Management Development Committee (the “Committee”), based on your time in the position, and you will thereafter periodically receive a compensation review by the Committee during your employment. At your compensation reviews, your compensation may, in the discretion of the Committee, be increased or decreased.

Board Service. During your employment with the Company as President and Chief Executive Officer, you are expected to continue your service as a Director of the Board without prejudice to the shareholders' ability to remove or not re-elect you.

Initial Bonus. In the event that you forfeit outstanding equity incentive awards at your current employer because your current employer terminates your employment prior to July 31, 2023, you will receive a make- whole cash bonus of $1,000,000, payable within the first thirty (30) days of your Start Date (defined below), subject to (i) applicable tax withholding, (ii) documentation reasonably establishing that such forfeiture has occurred and (iii) your commencing employment with the Company. In addition, you will also receive an initial bonus of $350,000, payable within the first thirty (30) days of your Start Date, subject to (i) applicable tax withholding and (ii) your commencing employment with the Company. In the event you voluntarily terminate your employment other than due to your death or Disability (defined below) or your employment is terminated For Cause (each capitalized term as defined below), you will be required to repay, within ninety
(90) days of your last day of employment, (i) 100% of the gross/pre-tax amount of the bonuses described in this paragraph if the termination occurs before your first employment anniversary, or (ii) 50% of the gross/pre-tax amount of such bonuses if such termination occurs between your first and second employment anniversary. Notwithstanding the foregoing, if required repayment occurs in calendar year 2023, you will only be required to repay 100% of the net after-tax amount of such bonuses, calculated using the withholding rates applied to the applicable payment(s).

Annual Bonus. You will be eligible for an annual bonus based on Gap Inc. and/or division financial and operational objectives as well as individual performance. Effective on your Start Date, your annual target bonus will be one hundred eighty five percent (185%) of your annual base salary. Depending on results and your individual performance, your actual bonus can range from zero percent (0%) to two hundred percent (200%) of target, provided that your bonus for fiscal 2023 will be prorated based on Start Date and active time in position. Bonuses for the current fiscal year are scheduled for payment in March 2024 and you must

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July 21, 2023

be employed by Gap Inc. on the payment date. Gap Inc. has the right to modify the program at any time. Subject to the terms hereof, management discretion can be used to modify the final award amount. Bonus payments are subject to applicable tax withholding. For fiscal 2023, subject to the terms hereof, the remaining terms of your annual bonus will be determined in accordance with the performance metrics, goals and other terms that were established by the Company for the Company’s Interim Chief Executive Officer; provided, however that in no event will your annual bonus for fiscal 2023 be less than 185% of your annual base salary (i.e., $2,590,000), prorated based on Start Date and active time in position.

Long-Term Incentive Awards. Your offer includes long-term incentive award(s), which give you the opportunity to share in Gap Inc.’s success over time.

Inducement Restricted Stock Unit Awards. As a material inducement to your acceptance of this offer and commencing employment with Gap Inc., effective on the Start Date you will be granted restricted stock units (“RSUs”) covering a number of shares of Gap Inc. common stock (“Common Stock”) having a grant value equal to $4,000,000 divided by the Average Common Stock Price (defined below), with such number rounded down to the nearest share, subject to the provisions of the Gap Inc. 2016, Long-Term Incentive Plan (“Stock Plan”) and the grant agreement set forth as Exhibit A to this letter. For purposes of this letter, “Average Common Stock Price” means the simple average of the per share closing price of the Common Stock for the twenty (20) trading days immediately preceding the date your employment by the Company is publicly announced. Awards are generally subject to income and employment tax withholding upon settlement. The award will become vested over four (4) years in four equal installments of twenty-five percent (25%) per year on the applicable anniversaries of the Start Date, provided you are employed by Gap Inc. on the applicable vesting date (except as provided below), and will settle in shares of Common Stock as soon as practicable but no later than sixty (60) days after vesting.

Make-Whole Restricted Stock Unit Awards. In consideration for the forfeiture of certain unvested time-based equity awards at your current employer, effective on the Start Date, you will be granted RSUs covering a number of shares of Common Stock equal to $4,250,000 divided by the Average Common Stock Price with such number rounded down to the nearest share, subject to the provisions of the Stock Plan and the grant agreement set forth as Exhibit B to this letter. The award will become vested over three (3) years (fifty percent (50%) after one year, twenty-five percent (25%) after two years and twenty-five percent (25%) after three (3) years), in each case, on the applicable anniversary of the Start Date, provided you are employed by Gap Inc. on the applicable vesting date (except as provided below), and will settle in shares of Common Stock as soon as practicable but no later than sixty (60) days after vesting. Awards are generally subject to income and employment tax withholding upon settlement. In the event that your employment is involuntarily terminated by the Company other than For Cause, you terminate your employment for Good Reason, or your employment terminates due to death or Disability, in any case, provided you (or your beneficiaries in the case of your death) sign a Release (defined below) within forty-five (45) calendar days after such termination and do not revoke such Release during any applicable revocation period, the RSUs described in this paragraph will fully vest and be settled no later than sixty (60) calendar days following such termination, as more fully described in the grant agreement set forth as Exhibit B to this letter. For purposes of this letter, “Release” shall mean a general release of claims in a form requested by the Company which will not contain any restrictive covenants beyond those described in this letter.

Make-Whole Performance Restricted Stock Units. In consideration for the forfeiture of certain unvested performance-based equity awards at your current employer, effective on the Start Date, you will be granted performance-based restricted stock units (“PRSUs) for the fiscal 2023-2025 performance cycle covering a target number of shares of Common Stock equal to $4,250,000 divided by the Average Common Stock Price with such number rounded down to the nearest share, subject to the provisions of the Stock Plan and the grant agreement set forth as Exhibit C to this letter. The PRSUs described in this paragraph shall be subject to all of the terms and conditions of the Gap Inc. PRSUs covering the fiscal 2023 through 2025 performance period granted by the Committee on March 13, 2023 to the Company’s executive officers (the “2023-2025 PRSUs”). In the event that your employment is involuntarily terminated by the Company other than For Cause,

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July 21, 2023

you terminate your employment for Good Reason, or your employment terminates due to death or Disability, in any case, provided you (or your beneficiaries in the case of your death) sign a Release within forty-five (45) calendar days after such termination and do not revoke such Release during any applicable revocation period, the PRSUs described in the paragraph will vest and be settled in shares of Common Stock subject to certification of the PRSUs by the Committee to the extent they are earned based on the satisfaction of the applicable performance conditions (as certified by the Committee), and further subject to the provisions under the heading “CIC/Termination Severance” below, as more fully set forth in Exhibit C.

Fiscal 2024 Restricted Stock Unit Awards. For fiscal 2024, subject to your continued employment with the Company and approval by the Committee, you will be granted RSUs covering a number of shares of Common Stock having a grant value (determined in accordance with the Company’s policies and practices applicable to the Company’s executive officers) equal to $3,600,000, subject to the provisions of the Stock Plan and the Company’s form of grant agreement. Such grant is expected to be made in March 2024. Awards are generally subject to income and employment tax withholding upon settlement. The RSUs described in this paragraph shall be subject to all of the other terms and conditions of the fiscal 2024 RSUs granted to the Company’s executive officers and the terms and conditions of this letter applicable to such RSUs.

Fiscal 2024 Performance Restricted Stock Units. For fiscal 2024, subject to your continued employment with the Company and approval by the Committee, you will be granted PRSUs for the fiscal 2024-2026 performance cycle having a grant value (determined in accordance with the Company’s policies and practices applicable to the Company’s executive officers) equal to
$6,400,000, subject to the provisions of the Stock Plan and the Company’s form of grant agreement. Such grant is expected to be made in March 2024. The PRSUs described in this paragraph shall be subject to all of the performance conditions and the other terms and conditions of the 2024-2026 PRSUs granted to the Company’s executive officers and the terms and conditions of this letter applicable to such PRSUs.

For fiscal 2025 and future years, the value and form of equity awards are subject to change each year. Gap Inc. has the right to modify the program at any time. Equity awards are subject to applicable tax withholding.

Financial Counseling Program. To help you achieve your financial goals, we currently offer a financial counseling program through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design. You become eligible to participate in the Ayco financial counseling program immediately. A financial counselor from Ayco will contact you shortly after your employment begins to provide further details of this benefit, including tax implications.

Benefits. Gap Inc. offers a competitive benefits package that includes medical, dental, vision, life and disability insurance. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent (4%) of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible to participate in the Gap Inc. Gift Match Program with an annual limit of
$100,000. You will be eligible for paid time off for vacation purposes as appropriate/commensurate with your position, and other paid time off on an “as needed” basis for illness or personal business, in all cases, subject to business needs. There is no accrual for vacation or paid time off. In addition, there are seven company-paid holidays. Gap Inc. reserves the right to change its benefit programs at any time.

Perquisites. During your employment with the Company, you will be entitled to personal use of the Company’s aircraft, at the Company’s expense, to the extent the incremental costs of such usage do not exceed $150,000 per fiscal year; it being understood that business use of the Company’s aircraft will be prioritized over such personal use and that such personal use will be subject to Company policy as in effect from time to time.

Relocation. Gap Inc. will provide you with relocation benefits in accordance with the Gap Inc. Domestic Relocation Policy (“Move Policy”) from your primary home in Southern California to San Francisco. We

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July 21, 2023

have also attached a Summary of Relocation Benefits (“Summary”) as Exhibit D, which provides an overview of key aspects of the Move Policy. In the event of any conflict between the Summary and the Move Policy, the Summary shall prevail.

A Relocation Counselor from Gap’s Global Relocation Services provider will contact you shortly after your relocation has been initiated. In the meantime, should you have any question with regard to your relocation assistance or require further information please contact our Global Mobility team at global_mobility@gap.com.

Relocation Payback. In the event you voluntarily terminate your employment other than for Good Reason or your employment is terminated For Cause, you will be required to reimburse within ninety (90) days of your last day of employment, on a pre-tax/gross basis (i) 100% of the relocation services if the termination occurs before your first anniversary of date of move or (ii) 50% of the relocation services if termination occurs between, and including, the first and second anniversary of date of move. Relocation services include all relocation expenses paid as direct reimbursements to you or to a third-party company on your behalf. You understand and agree that if your employment with the Company is terminated, all relocation services will stop on the last day of your employment. Notwithstanding the foregoing, if required repayment occurs in calendar year 2023, you will only be required to repay 100% of the net after-tax amount, calculated using the withholding rates applied to the applicable payment(s).

Indemnification. As an officer, Gap Inc. you will be entitled to certain indemnification and insurance as more fully described in Article V. of the Gap Inc. By-laws on terms no less favorable than provided to any other executive officer of Gap Inc.

Non-CIC Termination/Severance. Except for employment terminations occurring during the eighteen (18) month period following a Change in Control (as defined in the Stock Plan), in the event that (i) your employment is involuntarily terminated by the Company other than For Cause, death or Disability or (ii) you resign your employment for Good Reason (defined below), then the Company will provide you the following after your “separation from service” within the meaning of Internal Revenue Code (“IRC”) Section 409A (“Separation from Service”), provided you sign a Release and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1)    Your then current salary (unreduced for any reduction that may have triggered a Good Reason termination by you), at regular pay cycle intervals, for eighteen (18) months commencing in the first regular pay cycle following the Release Deadline (the “Severance Period”). Payments will cease if you materially breach your remaining obligations to the Company (e.g., your duty to protect confidential information and your non-solicitation and non-disparagement obligations). Each payment under this letter will be treated as a separate payment for purposes of IRC Section 409A, to the maximum extent possible.

(2)An amount equal to 1.0 times your then current target annual bonus (unreduced for any reduction that may have triggered a Good Reason termination by you), which will be paid in substantially equal installments at regular pay cycle intervals during the Severance Period. Payments will cease if you materially breach your remaining obligations to the Company (e.g., your duty to protect confidential information and your non-solicitation and non-disparagement obligations).

(3)    Through the end of the period in which you are receiving payments under paragraphs (1) and (2) above or upon ceasing to be covered by COBRA, if earlier, if you properly elect and maintain COBRA coverage, payment of seventy-five percent (75%) of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination

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July 21, 2023

requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder, or any similar law or regulation).

(4)Through the end of the period in which you are receiving payments under paragraphs (1) and (2) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to active senior executives in effect at the time of your Separation from Service. The amount of any expenses eligible for reimbursement during a calendar year under this letter shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of any expenses under this letter shall be made on or before the last day of the calendar year following the calendar year in which the reimbursable expense is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service and in any event within sixty
(60) days after your submission of such expense for reimbursement.

(5)Accelerated vesting of RSUs and PRSUs that remain subject only to time vesting conditions (excluding any PRSUs for which the applicable performance period has not ended) scheduled to vest prior to April 1 following the end of the fiscal year of termination. Settlement of such accelerated RSUs and PRSUs shall be made in accordance with the terms of the applicable grant agreement.

The payments in (1), (3), (4), and (5) above are, and the payment described in (3) above may be, taxable income to you and are subject to tax withholding. If you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, any of the foregoing amounts that constitute “nonqualified deferred compensation” under, and not exempt from, Section 409A will be paid to you no earlier than the date which is six months after the date of your Separation from Service (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under IRC Section 409A(a)(1)(B). Any delayed payment instead will be made on the first business day following the expiration of the six-month delay period, as applicable (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; where applicable, the Company shall provide reasonable notice of any breach and opportunity to remediate.

The term “Disability” shall mean a disability that entitles you to receive long-term disability payments under the Company’s applicable group long-term disability insurance plan or policy, as in effect from time to time.

The term “Good Reason” shall mean any of the following that occur without your consent (1) a material reduction in your duties, authority or responsibilities, including without limitation any requirement that you report to any person(s) other than the Board; (2) a material reduction in your annual base salary or annual target bonus (unless, prior to a Change in Control, such reduction applies to all of the Company’s executive officers); or (3) a material breach by the Company of the terms of this offer letter or any agreement contemplated hereby; provided that Good Reason shall not exist unless you (x) notify the Company of the existence of the condition giving rise to Good Reason within ninety (90) days of your initial actual knowledge of such condition, (y) give the Company at least thirty (30) days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (z) if the Company does not remedy such condition within such thirty (30)-day period, actually terminate employment within thirty (30) days after the expiration of such thirty (30)-day period. If the Company remedies such condition within such thirty (30)-day period, then any termination by you on account of such condition will not be a termination for Good Reason. Notwithstanding the foregoing, Good Reason shall not exist on account of a reduction in your duties, authority or responsibilities resulting from an acquisition or disposition

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transaction that does not constitute a Change in Control where you continue to serve as the Chief Executive Officer of the Company (or its successor parent company) and continue to report to the Board (or the Board of Directors of the Company’s successor parent company)

CIC Termination/Severance. In the event that your employment is (i) involuntarily terminated by the Company other than For Cause, death or Disability or (ii) terminated by you for Good Reason, in each case within eighteen (18) months after a Change in Control, the Company will provide you the following after your "separation from service" within the meaning of IRC Section 409A ("Separation from Service”), provided you sign a Release and it becomes effective within 45 calendar days after such Separation from Service:

(1)Your then current annual base salary and annual target bonus (in each case, unreduced for any reduction that may have triggered a Good Reason termination by you), multiplied by 2.0, payable in a single lump sum in the first regular pay cycle following the Release Deadline; provided, however, to the extent necessary to comply with Code Section 409A, a portion of such payment equal to the cash severance amounts set forth in paragraphs (1) and (2) under the heading “Non-CIC Termination/Severance” will instead be paid in the same time and form of payment described in such paragraphs (1) and (2) (and not in a lump sum as set forth in this paragraph).

(2)For up to eighteen (18) months of COBRA coverage or such shorter period you are covered by COBRA, if you properly elect and maintain COBRA coverage, payment of seventy-five percent (75%) of your COBRA premiums in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder, or any similar law or regulation).

(3)For up to eighteen (18) months, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursable expense is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service and in any event within sixty (60) days after your submission of such expense for reimbursement.

(4)Prorated annual bonus for the fiscal year in which the termination occurs (based on the portion of the fiscal year in which you have been employed by the Company), on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and at target or 100% attainment for a non-financial, individual or discretionary component, if applicable. Such bonus will be paid in March of the year following termination at the time annual bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs. In the event such termination occurs after the end of a fiscal year but before the date of bonus payments, such bonus for the preceding fiscal year will be paid pursuant to the terms of this section and the terms of the bonus plan (other than the requirement that you be employed by the Company when bonuses are paid).

(5)Accelerated vesting of RSUs and PRSUs (assuming target achievement of any applicable performance- based vesting criteria to the extent the performance period has not yet been completed). Settlement of such accelerated RSUs and PRSUs shall be made in accordance with the terms of the applicable grant agreement.

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The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding. If you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, any of the foregoing amounts that constitute “nonqualified deferred compensation” under, and not exempt from, Section 409A will be paid to you no earlier than the date which is six months after the date of your Separation from Service (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under IRC Section 409A(a)(1)(B). Any delayed payment instead will be made on the first business day following the expiration of the six-month delay period, as applicable (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

Voluntary Termination; Termination For Cause. Except as explicitly set forth in this letter, at any time, if you voluntarily resign your employment from Gap Inc. other than for Good Reason or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment other than any vested benefits you may have under the Company’s benefit plans. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Stock Ownership. Under Company policy, you are required to comply with certain stock ownership requirements as determined by the Board. Under current policy, you are required to own 300,000 shares Common Stock within five years of the Start Date.

Recoupment Policy. As an executive officer, the Company’s recoupment policy will apply to you, as it may be in effect and/or amended from time to time. Under the current policy, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including time-vesting and performance-vesting stock-based compensation (“covered compensation”), awarded to a Section 16 executive officer or to the head of any Company brand (each, a “covered officer”), where either (i) all of the following factors are present: (a) the award or the vesting of the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement; (b) in the Board's view, the covered officer was grossly negligent or engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the covered officer, or a lesser amount would have vested, based upon the restated financial results, or (ii) with respect to covered compensation awarded or vested after the applicable crime, neglect, breach or act or omission described below, the covered officer: (1) was indicted or convicted of, or admitted to, any crimes involving theft, fraud or moral turpitude; (2) engaged in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; (3) materially breached Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; or (4) acted or failed to act in a negligent or intentional manner that resulted in material financial, reputational or other harm to the Company and its affiliates and subsidiaries.

Start Date. Your first day of employment with Gap Inc. will be August 22, 2023.

No Conflicts with this Offer/Representations. You represent and warrant that you do not have any agreements, obligations, relationships or commitments to any other person or entity that conflict with accepting this offer or performing your obligations of this position. You further represent that the credentials and information you provided to Gap Inc. (or its agents) related to your qualifications and ability to perform this position are true and correct.

Proprietary Information or Trade Secrets of Others. You agree that prior to your first day of employment with Gap Inc. you will return all property and confidential information, including trade secrets, belonging to all prior employers. You further agree that you will not disclose to us, or use, or persuade any Gap Inc. employee to use, any proprietary information or trade secrets of another person or entity.

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Abide by Gap Inc. Policies. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended. You will receive additional information, including a copy of the Securities Law Compliance Manual, shortly after your first day of employment. If you wish to obtain additional information, or have questions, you may contact Gap Inc. Global Equity Administration, at global_equity_administration@gap.com.

Legal Fees. Within thirty (30) days after the later (i) of your Start Date and (ii) your furnishing to the Company the applicable invoices, the Company shall reimburse you for all reasonable legal fees and expenses incurred by you in connection with the review, preparation and execution of this letter not to exceed $35,000 in the aggregate.

Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see or which is otherwise a trade secret or other proprietary non-public information, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials. Confidential Information also includes, but is not limited to, sensitive, personal information and data about co-workers, customers, consultants or other individuals, including names, addresses, e-mail addresses, telephone numbers, government identification numbers (including social security numbers), employee ID numbers, customer file information, credit card and bank account information.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s Global General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary or appropriate in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure. Notwithstanding this agreement, nothing in this letter prevents you from reporting, in confidence, potential violations of law to relevant governmental authorities or courts. In addition, nothing in this letter precludes you from communicating with, reporting to or participating in any investigation or proceeding conducted by any federal or state agency, or governmental body, sharing information you gained from sources other than in the course of your work or discussing your personal contact information or other information about wages, compensation or other employment terms.

You agree that in the event your employment terminates for any reason, you will as soon as practicable deliver to Gap Inc. all Company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Solicitation of Employees. In order to protect Confidential Information, you agree that so long as you are employed by Gap Inc., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc.

Non-disparagement. To the greatest extent permitted under applicable law and except as otherwise provided herein, you agree now, and after your employment with Gap Inc. terminates not to, directly or indirectly, disparage or induce others to disparage Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives (collectively, the “Related Parties”). For the purpose of this agreement, “disparage” includes, without limitation, making comments or statements online, or to any

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person or entity that would adversely affect in any manner (a) the conduct of the business of the Company or any of its Related Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Related Parties. Nothing in this agreement prohibits you from (x) providing truthful information as required or permitted by law, including in a legal proceeding or a government investigation, (y) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (z) providing truthful and good faith performance feedback in connection with your responsibilities to Gap Inc.

Outside Activities. While employed by the Company, you must devote your full business efforts and time to the Company. You understand you have a duty of loyalty to the Company during the course of your employment. Without limiting the generality of the foregoing, to the fullest extent permitted under applicable laws, while you render services to the Company, you may not engage in, launch, or encourage others to launch any other company, venture, employment, consulting project or other business activity (whether on a full- or part-time basis) that would create a conflict of interest with the Company or that would, directly or indirectly, constitute your engagement in or participation in any business that is competitive in any manner with the Company’s business.

Cooperation. Following termination of your employment for any reason, you shall reasonably cooperate with, assist and provide information to the Company and its respective affiliates concerning any matters about which you have knowledge because of your prior employment with the Company or their respective affiliates or your prior involvement as an officer or director of the Company and/or any of its affiliates. Your agreement to cooperate with, assist and/or provide information to the Company and their respective affiliates includes, if necessary, assistance by you in any litigation matters. Such assistance and cooperation will be scheduled at times and locations personally convenient for you and not inconsistent with the responsibilities you may have with subsequent employment or rendering of services, except where such scheduling is unreasonable or impracticable (giving the needs of both parties equal weight) under all of the circumstances. You will be reimbursed for any reasonable, out-of-pocket expenses incurred by you in connection with your assistance under this paragraph.

Section 280G. In the event that the payments and other benefits provided for in this letter or otherwise payable to you (i) constitute "parachute payments" within the meaning of Section 280G of the IRC and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your payments and benefits under this letter or otherwise payable to you shall be either delivered in full (without the Company paying any portion of the Excise Tax), or delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this paragraph shall be made in writing by a nationally-recognized independent public accounting firm designated by agreement between you and the Company (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. Any reduction in payments and/or benefits required by this paragraph shall occur in the following order as reasonably determined by the Accountants: (1) reduction of vesting acceleration of "out-of-the-money" stock options or stock appreciation rights, (2) reduction of cash payments; (3) reduction of non-cash/non-equity-based payments or benefits and (4) reduction of vesting acceleration of equity-based awards (other than "out-of- the-money" stock options or stock appreciation rights); provided, however, that any non-taxable payments or benefits shall be reduced last in accordance with the same categorical ordering rule. In the event items described in (2) or (3) are to be reduced, reduction shall occur in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first payment to be reduced (with reductions made pro-rata in the event payments are owed at the same time). In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting shall be cancelled in a manner such as to obtain the best economic benefit for you

Richard Dickson
July 21, 2023

(with reductions made pro-rata if economically equivalent), as determined by the Accountants. In no event will you exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this paragraph.

IRC Section 409A. To the extent applicable, this agreement shall be interpreted in accordance with IRC Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date of this agreement (collectively, “Section 409A”). For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this agreement shall be treated as a right to a series of separate payments. Whenever a payment under this agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The provisions of this paragraph shall be in addition to (and not limitation of) any other provisions contained herein addressing Section 409A. For the avoidance of doubt, any taxes and/or interest and penalties imposed on you under Section 409A are solely your responsibility.

Choice of Law; Venue. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of California (except their provisions governing the choice of law). It is specifically understood and agreed that any breach of certain provisions of this letter (including, without limitation, the provisions under the heading “Confidentiality”) is likely to result in irreparable injury to the Company and that, in addition to any other remedy it may have, the Company shall, to the extent enforceable, be entitled to seek to enforce the specific performance of any obligation by you and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages. The parties hereby submit themselves to the Superior Court of California in and for the County of San Francisco for the purpose of enforcing this letter.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is through a written agreement with Gap Inc., signed by an authorized officer of Gap Inc. In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. Please review and sign this letter. You may keep a copy for your personal records.

Richard, it is our pleasure to extend this offer. We look forward to working with you.

Yours sincerely,

/s/ Bob L. Martin
Bobby Martin
Chairman of the Board and Interim Chief Executive Officer, Gap Inc.

Confirmed this July 21, 2023

/s/ Richard Dickson
Richard Dickson